Exhibit 10.1

CONFIDENTIAL

Contract No.: CCG9920241024

SALES AND PURCHASE CONTRACT

This SALES AND PURCHASE CONTRACT (this “Contract”) is entered into as of [Dec 1st 2024] (the “Effective Date”) by and between [Canaan Creative Global Pte Ltd.], a [Singapore] corporation (the “Seller”), and [AGM Technology Limited], (a [Hong Kong SAR] company (the “Buyer”). The Seller and the Buyer shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS the Buyer desires to purchase the Products from the Seller, and the Seller desires to sell the Products to the Buyer.

WHEREAS the Effective Date means the date this Contract is executed by both Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. AGREEMENT TO PURCHASE AND SELL PRODUCTS

1.1 Products and Price. Subject to the terms and conditions of this Contract, during the term of this Contract, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Products as follows:

Description of Products	Quantity (UNIT)	Per Thera Hash Price (USD/T)	Unit Price (USD)	Subtotal (USD)
A15 HydU 370T	2,000	13	4,810	9,620,000

	Price of the Products			9,620,000
	Shipping Fees			0
	Insurance			0
	Tax			0
	Total Price (USD)			9,620,000

1.2 The [A15 HydU 370T ] is in the following different specifications in terms of Hash performance in accordance with Appendix B. The Unit Price shall be referenced on a benchmark Hash performance of [370T]. The final Products that the Buyer will receive shall be a unit mix of this Hash performance according to the production output. The price difference (if any) shall be adjusted during the last shipment in accordance with Clause 1.4 and the Seller shall notify the Buyer via email.

1.3 Shipping Charges, Insurance, and Taxes. The Buyer shall pay for, and shall hold the Seller harmless from, all shipping charges and insurance costs. In addition, unless otherwise provided herein, each Party shall bear its own taxes(including but not limited to sales, use, transfer, privilege, excise, VAT, GST, consumption and other similar taxes), fees, duties and charges of any kind imposed by any federal, state, or local governmental entity arising from the arrangements contemplated under this Contract. If any payment is subject to withholding, the Buyer shall pay such additional amounts as necessary, to ensure that the Seller receives the full amount it would have received had payment not been subject to such withholding. And other specific rights and obligations in delivery shall be determined according to the agreed Trade Terms.

1.4 The Total Price of this Contract will be adjusted according to the final shipment mix of the Product’s model, the Product’s total Thera Hash performance and the unit price for each Thera Hash as specified in Section 1.1 of this Contract, under which the amount of overpayment or underpayment shall promptly be paid to the Party to whom it is owed by the other Party with no interest. In calculating the price difference, both Parties shall only refer to the Thera Hash performance specification listed in the Products, and shall not use the Thera Hash performance result acquired from any other sources.

2. PAYMENT AND THE PAYER’S ACCOUNT

2.1	Payment Terms. The Buyer shall pay all amounts pursuant to the payment schedule as set forth below:

(a)	Initial Payment: The Buyer shall pay [10]% of the Total Price (i.e., $[962,000.00]) within fifteen (15) business days from the Effective Date of this Contract; and

(b)	Final Payment: The Buyer shall pay [90]% of the Total Price (i.e., $[8,658,000.00]) within fifteen (15) business days upon receiving delivery notification from the Seller. The delivery will be arranged in approximately two weeks following the payment of the Total Payable Amount.

Both Parties confirm and agree that the Seller may, from time to time, adjust the total hash rate to accommodate the hash rate of the unit mix available for delivery to Buyer. In the event that Seller makes an adjustment to the total rated hash rate, Seller shall issue to Buyer, and Buyer shall accept either by countersigning or remitting payment against, an invoice setting forth the adjusted hash rate as well as any required refund or additional payment. The Buyer agrees to remit any additional payment within fifteen (15) business days of receipt of the invoice. Should the Seller be required to issue a refund, such a refund will be processed in accordance with the payment information specified in this Section.

The Buyer shall make all payments in US dollars by cheque or wire transfer in accordance with the following wire instructions:

Seller		Buyer
Bank Name	[DBS Bank Ltd]	Bank Name	[East West Bank]
Bank Address	[12 Marina Boulevard, DBS Asia Central, Marina Bay Financial Centre Tower 3, Singapore 018982]	Bank Address	[9300 Flair Drive, 4th FL El Monte, CA 91731]
Beneficiary Name	[Canaan Creative Global Pte Ltd]	Beneficiary Name	[AGM TECHNOLOGY LIMITED]
Beneficiary Address	[28 Ayer Rajah Crescent, #06-08, Singapore 139959]	Beneficiary Address	[FLAT/RM 02-3 15/F CONNAUGHT COMMERCIAL BUILDING 185 WANCHAI ROAD WANCHAI HK]
A/C No.	[072-124088-2(USD)]	A/C No.	[8133032832]
Swift Code	[DBSSSGSG]	Swift Code	[EWBKUS66XXX]

2.2 Late Payment. The Buyer shall pay interest on all late payments at the lesser of the annual rate of 10% calculated daily with one year equal to 365 days or the highest rate permissible under applicable law, from the date first owed until paid. The Buyer shall also reimburse the Seller for all reasonable costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under this Contract or at law (which the Seller does not waive by the exercise of any rights under this Contract), if the Buyer fails to pay any amounts when due under this Contract, the Seller may (a) suspend the delivery of any Products, (b) reject the Buyer’s any purchase order, if applicable, (c) cancel any accepted purchase order, if applicable, or (d) terminate this Contract pursuant to Section 13.1, and in such an event, the Seller shall be entitled to retain any pre-payment made by the Buyer to the Seller (the “Pre-payment”) and the Pre-payment shall be deemed forfeited. For the avoidance of doubt, the Parties hereto acknowledge and agree that the forfeited Pre-payment under this Section shall constitute liquidated damages and not penalties and is in addition to the other rights or remedies that the Seller may have by reason of this Contract or as otherwise provided by law.

2.3 Invoice Disputes. The Buyer shall notify the Seller in writing of any dispute with any invoice (along with substantiating documentation of the dispute) within [1] calendar day from the Buyer’s receipt of such invoice. The Buyer will be deemed to have accepted all invoices for which the Seller does not receive timely notification of disputes and shall pay all amounts due under such invoices within the period set forth in Section 2.1. The Parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, the Buyer shall continue performing its obligations under this Contract during any such dispute, including, without limitation, the Buyer’s obligation to pay all due amounts.

2.4 No Set-off Right. The Buyer shall not, and acknowledges that it will have no right, under this Contract, any purchase order, any other agreement, document, or applicable law, to withhold, offset, recoup or debit any amounts owed (or to become due and owing ) to the Seller or any of its Affiliates (as defined below), whether under this Contract or otherwise, against any other amount owed (or to become due and owing) to it by the Seller or Seller’s Affiliates, whether relating to Seller’s or its Affiliates’ breach or non- performance of this Contract, any purchase order, any other agreement between (a) the Buyer or any of its Affiliates and (b) the Seller or any of its Affiliates, or otherwise.

3. OPTION TO PURCHASE

3.1 The Seller hereby grants to Buyer an option to purchase additional miners (the “Purchase Options”). The terms, conditions and details of the Purchase Option are set forth in Appendix D attached hereto. The Buyer shall have the right, at its sole discretion, but not the obligation, to purchase an additional number of units of Products on terms specified in this Contract.

4. AVALON VOUCHERS

4.1 The terms and conditions relating to the use of Avalon Vouchers are set forth in the Avalon Voucher Rules. For the avoidance of doubt, the Avalon Voucher Rules may be revised or amended from time to time at the sole discretion of the Seller.

4.2 By signing this Contract, the Buyer acknowledges and accepts the Avalon Voucher Rules (including any revision or amendments thereon) and agrees to be bound by them. In the event that the Buyer refuses to accept the revised or amended Avalon Voucher Rules, the Awarded Avalon Vouchers and Avalon Vouchers that were already awarded to the Buyer shall be deemed to be null and void.

4.3 The Avalon Voucher Rules are hereby incorporated in this Contract by reference as if set out herein in full and constitutes an integral part of this Contract.

4.4 Avalon Voucher Offset. Subject to the terms and conditions relating to use, transfers, dealings and other activities involving Avalon Vouchers available at [https://canaan.io/] (the “Avalon Voucher Rules”), the Buyer may use available Avalon Vouchers in the Buyer’s Avalon Voucher account to offset the total price of the Products payable under this Contract (the “Avalon Voucher Offset”). The details of the Avalon Voucher Offset are set forth below:

Total Price	Number of Avalon Voucher(s) Used	The Avalon Voucher Offset Amount	Price Payable by the Buyer after Deducting the Avalon Voucher Offset Amount (“Total Payable Amount”)

4.5 The email address used by Canaan for the distribution of Avalon Vouchers to the Buyer is [b.zhu@agmprime.com]. The Buyer acknowledge and confirm that this is the only email account they use for receiving Avalon Vouchers.

5. TRADE TERMS

5.1 [FOB China] To: [AGM Technology Limited &its designated agent] Shipping Address: [FLAT/RM 02-3 15/F CONNAUGHT COMMERCIAL BUILDING 185 WANCHAI ROAD WANCHAI HK], Shipping Method: [Sea freight or air freight], Consignee Company: [    ], Contact Person: [Bo Zhu], Mobile Phone: [+85266119590], Delivery Date : depending on the actual logistic availability in [Feb 1st 2025] or another date agreed by both Parties and/or after the Seller receives the payment in full.

5.2 Any outstanding information of this Section 4 shall be based on the notification by e-mail of the Parties set forth in Section 20.9 of this Contract. Any modification of the Trade Terms shall be agreed in writing by the Seller and the Buyer pursuant to Section 20.4 hereof.

6. BUYER’S OBLIGATIONS

6.1 The Buyer shall make payment to the bank account of the Seller set out in Section 2.1 above. In the event that the Buyer wishes to make payment into another bank account other than that set out in Section 2, the Buyer shall obtain the Seller’s prior written consent before doing so.

6.2 A default configuration will be set for each Product before delivery to test whether the Product operates normally, and the Buyer could change the configuration settings by itself on the first use of the Product. The Buyer acknowledges and confirms that the Seller shall not be liable for any loss caused by the Buyer's change of the configuration settings and/or its failure to change the configuration settings.

6.3 This Contract does not establish any distribution relationships between the Buyer and the Seller (including its affiliated companies, hereinafter collectively referred to as “CANAAN”). Unless both Parties agreed otherwise, the Buyer shall not claim to be a distributor of CANAAN or claim an identity/status with any similar meaning. The Buyer shall make no use of the Seller’s name, trade names or trademarks in connection with the Buyer’s own advertising, marketing, web sites, etc. without obtaining the Seller’s prior written permission in each instance.

6.4 If both Parties agree to use EXW as the applicable trade term pursuant to Section 4 of this Contract, the Buyer shall: (i) take delivery of the Products within 14 days after the date of the last signature of this Contract or the date on which the Buyer makes the full payment of the Products pursuant to this Contract, whichever is later; (ii) within 30 days after taking delivery of the Products, complete the export customs declaration on behalf of the Seller according to the documents the Seller provided; and (iii) provide to the Seller documents relevant to the export declaration (including but not limited to Customs Export Declaration Form, export goods release notice, air way bill/ sea way bill/ rail way bill/carrier manifest) within 2 business days after the Products are released from the customs. If the Buyer fails to take delivery of the Products within the time period stipulated under this Section 5.4(i), the Seller has the right to charge the Buyer storage fees pursuant to Section 14.2 of this Contract.

6.5 The Buyer shall obtain in due time and maintain throughout the term of this Contract (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Products to the country of delivery as indicated in the shipping address, that are required to be obtained by the Buyer under applicable laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Products.

7. SHIPMENT AND DELIVERY

7.1 Trade Terms in this Contract shall be based on Incoterms 2010 of the International Chamber of Commerce.

7.2 Shipment. Unless expressly agreed by the Parties in writing, the Buyer shall, at its own expense, select the method of shipment of, and the carrier for, the Products. If it is otherwise agreed to be borne by the Seller, the Seller has the right to choose a third-party company that provides the service.

7.3 Delivery. Unless otherwise agreed to by the Parties in writing, the Seller shall deliver the Products according to Section 4, using Seller’s standard methods for packaging and shipping such Products.

7.4 In the event the Seller was not able to deliver the Products to the Buyer on the Delivery Date, the Seller shall compensate the Buyer with 1% of the value of the undelivered Products for each calendar month that was exceeded, with the total compensation not to exceed three (3) calendar months. If the delivery was delayed by less than thirty (30) days, the Seller shall compensate the Buyer with 0.033% of the value of the undelivered Products for each day that was exceeded. For the avoidance of doubt, the compensation to be made to the Buyer shall be in the form of Avalon Vouchers to be used for the existing order.

8. INSPECTION, ACCEPTANCE AND CLAIM

8.1 Inspection and Acceptance. The Buyer shall notify the Seller in writing on the day of receiving the Products, otherwise the receipt date shown in the carrier's logistics status shall be deemed as the actual receipt date (the “Arrival Date”). The Buyer shall inspect the Products within 15 calendar days of the Arrival Date and shall notify the Seller in writing of any lack of conformity of the Products within 3 calendar days from the date when the Buyer discovers or ought to have discovered the lack of conformity (the “Claim Period”). The Buyer shall be deemed to have accepted the Products in all respects if it fails to notify the Seller thereof within 15 calendar days from the Arrival Date.

8.2 Claim. No claim of non-conformity of the Products hereunder shall be allowed after the Claim Period. Under no circumstances will the Seller be liable for any damages of any form incurred by the insurance company, shipping company, transportation organization and/or post office in which such a claim may be brought by the Buyer.

8.3 Notwithstanding Section 8.2, the Buyer shall not raise a claim concerning the inconformity aspects of the Hashrate and/or power efficiency and/or power consumption specification of the Product, unless their inconformity aspects are so material that prevents the achievement of the purpose of this Contract.

9. TITLE AND RISK OF LOSS

9.1 Title. Title to the Products under this Contract shall pass to the Buyer only upon full payment by the Buyer for the Products and following payment of any other outstanding debts by the Buyer to the Seller. The Buyer shall, at Seller’s request, take any measures necessary under applicable law to protect Seller’s title in the Products, and lawfully notify the Buyer’s present or potential creditors of the Seller’s title on and interest in the Products. The Buyer acknowledges that so long as title has not been transferred in the Products, it holds the Products as bailee and fiduciary agent for the Seller and shall safely and securely keep the Products separate and in good condition, clearly showing the Seller’s ownership of the Products and shall respectively record the Seller’s ownership of the Products in its books. Notwithstanding the above, the Buyer may use the Products for its own use, or sell the Products, as fiduciary agent for the Seller, to a third party in the normal course of business by bona fide sale at market value, whereby proceeds of such usage or sale of Products, as the case may be, shall, to the extent of the amount being owed by the Buyer to Seller at the time of receipt of such proceeds, be held by the Buyer on trust for Seller and specifically ascertained, until payment in full for all payable debts by the Buyer to the Seller.

9.2 Risk of Loss. Risk of loss to all Products sold under this Contract shall pass to Buyer upon Seller’s tender of any or all Products at the delivery point per the agreed Trade Term under Section 5.

10. REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to the Seller that:

(a) it is an entity duly organized, validly existing, and in good standing in the jurisdiction of its formation;

(b) it possesses all licenses, certificates, permits and other authorizations that are necessary or required for the lawful conduct of its business, and further undertakes that it will operate lawfully and with integrity;

(c) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required;

(d) it has the full right, power, and authority to enter into this Contract and to perform its obligations under this Contract;

(e) the execution of this Contract by its signatory whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(f) when executed and delivered by each of Seller and Buyer, this Contract will constitute the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) it is in compliance with all applicable laws relating to this Contract, the Products and the operation of its business;

(h) it is not insolvent and is paying all of its debts as they become due; and

(i) all information supplied by the Buyer is and shall be true and accurate, and the information does not contain any statement that is false or misleading.

11. PRODUCT WARRANTIES

11.1 Limited Warranty. The Seller warrants to Buyer that, for a period of 360 days from the date of shipment of the Products (the “Warranty Period”), such Products will materially conform to the specifications set forth under this Contract.

11.2 Warranty Limitations. The warranties under Section 11.1 do not apply where the Products have been:

(a) subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by the Seller;

(b) reconstructed, repaired, or altered by any person other than the Seller or its authorized representative;

(c) used with any third-party product, hardware, or product that has not been previously approved in writing by the Seller;

(d) damaged intentionally or carelessly by the Buyer or any third party;

(e) subjected to normal wear and tear of the Products;

(f) damaged resulting from force majeure;

(g) subjected to damages caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

(h) subjected to damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(i)	used with burnt hash boards or chips;

(j)	affected by the quality, performance, functionality, or compatibility of pre-installed software;

(k) subjected to loss caused by shutdown or other reasons during Product replacement or maintenance, or any Product related loss caused by confiscation, sealing, seizure, search or other actions by customs or government authorities; and

(l)	subjected to other conditions irrelevant with the Seller.

11.3 Buyer’s Exclusive Remedy for Defective Products. If during the Warranty Period, defects in the Products are revealed and any such defect has not been caused or contributed to by any of the factors described under Section 11.2, the Seller shall repair or replace, free of charge, any part proven defective in material, or workmanship; but lost or potential lost in earning due to the defects of the Product will not be compensated. For the avoidance of doubt, the Buyer shall pay the inbound shipping and the Seller will pay the return shipping charges for any Products required to be replaced or repaired. The Buyer shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by the Buyer and all and any risks of loss or damage to the Product, or the parts or components of the Products during the transportation period (including the transportation period when the Product is sent to the Seller and returned by the Seller to the Buyer). This Section 11.3 sets forth the Buyer’s sole remedy and the Seller’s entire liability for any breach of the limited warranty provided in Section 11.1, unless separately agreed in writing by the Parties.

11.4 Disclaimers. Except for the express warranties set forth in Section 11.1, the Seller makes no warranty whatsoever with respect to the Products, including any (i) warranty of merchantability, (ii) warranty of fitness for a particular purpose, (iii) warranty of title, (iv) warranty against infringement of intellectual property rights of a third party, whether arising by law, course of dealing, course of performance, usage of trade, or otherwise, or (v) warranty against any third-party services or products delivered with or embodied in the services or deliverables provided hereunder. The Buyer acknowledges that it has not relied upon any representation or warranty made by the Seller, or any other person on Seller’s behalf, except as specifically provided in Section 11.1 of this Contract.

11.5 Notwithstanding the Seller’s warranty, the Seller reserves the right to make changes or improvements in design, firmware or manufacturing without assuming any obligation to change or improve the products previously manufactured and/or sold.

12. COMPLIANCE AND SANCTIONS

12.1 General Compliance with Laws Covenant. The Buyer shall at all times comply with all laws and regulations applicable to this Contract, Buyer’s performance of its obligations hereunder, and Buyer’s use or sale of the Products. Without limiting the generality of the foregoing, the Buyer shall (i) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase or use of the Products, and (ii) not engage in any activity or transaction involving the Products, by way of shipment, use, or otherwise, that violates any law or regulation.

12.2 Export Control Compliance Covenant. The Buyer acknowledges that the Products, including any software, documentation, and any related technical data included with, or contained in, such Products, and any products utilizing any such Products, software, documentation, or technical data (collectively, “Regulated Products”) may be subject to applicable export control laws and regulations, including the U.S. Export Administration Regulations. Without limiting the generality of Section 12.1, the Buyer shall not, and shall not permit any third parties to, directly or indirectly, export, reexport, transfer, or release any Regulated Products to any jurisdiction or country to which, or any party to whom, the export, reexport, transfer, or release of any Regulated Products is restricted or prohibited by applicable law. The Buyer shall be liable for any breach of this Section by the Buyer, and its successors’ and permitted assigns’, parent, Affiliates, employees, officers, directors, partners, members, shareholders, customers, agents, distributors, resellers, or vendors that are not the Buyer or Buyer’s representatives. For the purpose of this Contract, the term “Affiliate” means, in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person; the term “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; the term “Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

12.3 Economic Sanctions Representation. The Buyer is in compliance with applicable laws and regulations governing economic sanctions and trade embargoes, including those of the United Nations, United States, United Kingdom, European Union, and Singapore (“Economic Sanctions Laws”). Buyer is not the target of any Economic Sanctions Laws, owned 50% or more, directly or indirectly, by any Person that is a target of any Economic Sanctions Laws, or located, resident or organized in a jurisdiction subject to comprehensive Economic Sanctions Laws (as of the date of this Contract, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (collectively, “Sanctioned Persons”).

12.4 Economic Sanctions Compliance Covenant. Without limiting the generality of Section 12.1, the Buyer shall comply with all applicable Economic Sanctions Laws. Without limiting the generality of the foregoing, the Buyer shall not:

(a) directly or indirectly export, reexport, transfer, transship, or otherwise deliver the Products or any portion of the Products to an Embargoed Jurisdiction, to the Russian Federation, Belarus, or to any Sanctioned Persons; or

(b) broker, finance, or otherwise facilitate any transaction in violation of any Economic Sanctions Laws.

12.5 Other Compliance. The Buyer undertakes that it will not take any action under this Contract or use the Product(s) in a way that will be a breach of any anti-money laundering laws, any anti-corruption laws, and/or any counter-terrorist financing laws.

12.6 Legitimate Funds. The Buyer warrants that the Product(s) have been purchased with funds that are from legitimate sources and such funds do not constitute proceeds of criminal conduct, or realizable property, or proceeds of terrorism financing or property of terrorist. If the Seller receives, including but not limited to investigation, evidence collection, restriction and other measures, from any competent organizations or institutions, the Buyer shall immediately cooperate with the Seller and such competent organizations or institutions in the investigation process, and the Seller may request the Buyer to provide necessary security if so required. If any competent organizations or institutions request the Seller to seize or freeze the Buyer’s Products and funds (or take any other measures), the Seller shall be obliged to cooperate with such competent organizations or institutions and shall not be deemed as breach of this Contract.

13. INTELLECTUAL PROPERTY RIGHTS

13.1 Ownership. The Buyer acknowledges and agrees that:

(a) any and all the intellectual property rights in any way contained in the Product(s), made, conceived or developed by the Seller and/or its Affiliates for the Product(s) under this Contract and/or, achieved, derived from, related to, connected with the provision of the Product(s) by the Seller and/or acquired by the Seller from any other person in performance of this Contract shall be the exclusive property of the Seller and/or its Affiliates or its licensors;

(b) the Buyer shall not acquire any ownership interest in any of Seller’s intellectual property rights under this Contract;

(c) any goodwill derived from the use by the Buyer of the Seller’s intellectual property rights inures to the benefit of the Seller or its Affiliates or its licensors, as the case may be; and

(d) Buyer shall use Seller’s intellectual property rights solely for purposes of using the Products under this Contract and only in accordance with this Contract and the instructions of the Seller.

13.2 Prohibited Acts. The Buyer shall not:

(a) take any action that might interfere with any of Seller’s rights in or to Seller’s intellectual property rights, including the Seller’s ownership or exercise thereof;

(b) challenge any right, title, or interest of Seller in or to Seller’s intellectual property rights;

(c) make any claim or take any action adverse to the Seller’s ownership of Seller’s intellectual property rights;

(d) register or apply for registrations, anywhere in the world, for Seller’s trademarks or any other trademark that is similar to Seller’s trademarks or that incorporates Seller’s trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere that is confusingly similar to Seller’s trademarks in whole or in confusingly similar part;

(f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Products or any Seller’s trademarks;

(g) misappropriate any of Seller’s trademarks for use as a domain name without prior written consent from the Seller; or

(h) alter, obscure, or remove any Seller’s trademarks, or trademark or copyright notices or any other proprietary rights notices placed on the Products, marketing materials, or other materials that the Seller may provide.

13.3 No Transfer of IP Rights. Nothing in this Contract shall be construed to transfer ownership of or grant a license under any of the Seller’s or its Affiliates’ intellectual property rights in connection with the Products to the Buyer or to any third party, expressly, by implication, by estoppel or otherwise. If any act of the Buyer or third party infringes, violates, or misappropriates any intellectual property rights of the Seller, the Seller shall defend and claim for compensation through relevant ways.

13.4 In case of any Prohibited Acts set forth in Section 13.2 taken by the Buyer, the Seller shall have the right to request the Buyer to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating the Seller and/or its Affiliates, licensors or suppliers for all losses arising out of the infringement, etc.

14. TERMINATION

14.1 Seller’s Right to Terminate. Except as otherwise provided in this Contract, the Seller may unilaterally terminate this Contract:

(a) if the Buyer fails to pay any amount when due under this Contract (“Payment Failure”) and such failure continues for [3] calendar days upon the due date;

(b) if the Buyer breaches any provision of this Contract (other than a Payment Failure), and either breach cannot be cured or, if the breach can be cured, it is not cured by the Buyer within [5 ]calendar days after Buyer’s receipt of written notice of such breach;

(c) if the Seller suffers any loss or receives any complaint as a result of the Buyer’s breach of contract, or any other circumstances cause or may cause the damage of the Seller's interests by the Buyer’s breach;

(d) if the Products cannot be delivered more than [14] calendar days after the agreed delivery date due to the Buyer’s reason;

(e) if the Buyer (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(f) if (i) the Buyer sells, leases or exchanges a material portion of Buyer’s assets, (ii) the Buyer merges or consolidates with or into another Person, or a change in “Control” of Buyer occurs, in any case, without Seller’s prior written consent.

14.2 Effect of Termination.

(a) Termination of the Contract will not affect any rights or obligations of the Parties that:

i.	come into effect upon or after termination of this Contract; or

ii.	otherwise survive the termination of this Contract pursuant to Section 20 and were incurred by the Parties prior to such termination.

(b) Any Notice of termination under this Contract automatically operates as a cancellation of any deliveries of the Products to the Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Products had been accepted by Seller. With respect to any Products that are still in transit upon termination of this Contract, the Seller may require, in its sole and absolute discretion, that all sales and deliveries of such Products be made on either a cash-only or certified cheque basis.

(c) Upon the termination of this Contract, the Buyer shall promptly:

i.	return to Seller or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Seller’s Confidential Information;

ii.	permanently erase all of Seller’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. The Buyer shall destroy any such copies upon the normal expiration of its backup files; and

iii.	certify in writing to the Seller that it has complied with the requirements of this clause.

(d) Subject to this Section 14, the Seller shall not be liable to the Buyer for any damage of any kind (whether direct or indirect) incurred by the Buyer by reason of termination of this Contract. Termination of this Contract will not constitute a waiver of any of the Seller’s rights or remedies, or defenses under this Contract, at law, in equity, or otherwise.

15. LIABILITY AND INDEMNIFICATION

15.1 The Buyer acknowledges and confirms that the purchase order is irrevocable and cannot be cancelled or amended by the Buyer, and that the Products are not returnable, refundable or exchangeable. All sums paid by the Buyer to the Seller shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason. Down payment and payment of the Total Payable Amount are not refundable, save as otherwise mutually agreed by the Parties. If the Buyer cancels the order without the Seller’s prior written consent, the Seller shall have the right to deduct all the Buyer’s payment, plus all costs and losses it sustains arising from the Buyer’s cancellation of an order without the Seller’s written consent and the Seller shall also have the right to refuse to perform the delivery obligation under this Contract without incurring any liability whatsoever.

15.2 If the Buyer fails, for any reason whatsoever, to take delivery of all or part of the Products on any scheduled delivery date pursuant to this Contract, the Seller shall be entitled to charge the Buyer storage fees at the rate of 0.2% per day of the value of Products not delivered. In the event of non-payment, in whole or in part, by the Buyer, of such storage fees, the Seller has a right of retention over the Products until complete payment of the outstanding storage fees. The Seller has the right to unilaterally suspend or terminate this Contract and refuse to perform the delivery obligation under this Contract if the Products cannot be delivered more than [14]calendar days after the agreed delivery date due to the Buyer’s reason.

15.3 If there are damages or losses in the Buyer due to the quality or delivery of the Products, the Buyer’s remedies are limited to the repair or replacement of the defective part/component of the Products under the Seller’s warranties. Any other representations, expressed or implied, warranty, or liability relating to the condition or use of the Product are specifically disallowed, and in no event shall the Seller be liable to Buyer, or any third party, for any direct and indirect consequential or incidental damages, and the Buyer hereby fully and finally releases, acquits and discharges the Seller and its Affiliates for any and all rights, titles, claims, liabilities and causes of action in respect of any such damages or losses.

15.4 Buyer`s Indemnification. Subject to the terms and conditions of this Contract, the Buyer shall defend, indemnify, and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, agents, servants, subcontractors, and distributors successors and permitted assigns (collectively, “Indemnified Party”) from and against any and all actions, claims, demands, suits, judgments, settlements, interest, awards, penalties, fines, costs, liabilities, expenses (including but not limited to reasonable attorney’s fees, fees and costs of enforcing any right to indemnification under this Contract), losses, or damages of whatever nature (collectively, “Losses”) arising out of or relating to (i) any breach by the Buyer of any representation, warranty, covenant or obligation hereunder; (ii) any third party claim against the Buyer in respect of infringement of a third party’s intellectual property rights arising out of the Buyer’s use of the Product; and (iii) any other third-party claims to the extent caused by acts or omissions of the Buyer.

15.5 Assumption of Risk. Without limiting the generality of the foregoing, the Buyer assumes all risk and liability for the results obtained by the use of any Products in the practice of any process, whether in terms of operating costs, general effectiveness, success or failure, and regardless of any oral or written statements made by the Seller, by way of technical advice or otherwise, related to the use of the Products.

15.6 Seller`s Maximum Liability. The Seller and its Affiliates’ cumulative aggregate liability arising out of or related to the Contract, whether arising out of or related to tort (including negligence), breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the total price of the Product(s)..

15.7 Buyer`s Maximum Liability. The Buyer and its Affiliates’ cumulative aggregate liability arising out of or related to the Contract, whether arising out of or related to tort (including negligence), breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the total price of the Product(s).

15.8 No Liability for Consequential or Indirect Damages. Notwithstanding any other provisions in this Contract, neither Party shall be liable to the other Party for any loss of profit or revenues, loss of opportunity, loss of goodwill or reputation, and /or any indirect, consequential, incidental, special, exemplary, punitive or enhanced losses or damages whatsoever, arising out of or relating to any breach of this Contract, regardless of (a) whether such damages were foreseeable, (b) whether or not it was advised of the possibility of such damages and (c) the legal or equitable theory (contract, tort, or otherwise) upon which the claim is based, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

16. FORCE MAJEURE

16.1 For purposes of this Contract, force majeure means any objective circumstance, which is unforeseeable, unavoidable and insurmountable, such as acts of God, acts of war or terrorism, territory or political subdivision thereof, fires, storms, floods, epidemics, pandemics, riots, work stoppages, strikes (work stoppages and/or strikes of any of the Parties to this Contract are specifically excluded from the language of this Section), embargoes, government restrictions, exchange or market rulings, extreme market volumes or volatility, suspension of trading, adverse weather or events of nature.

16.2 Neither Party shall be liable for the failure to perform any part of this Contract or delays in certificate, stocking, shipment or delivery to the extent such failure or delay results from a force majeure event and without the fault or negligence of the party claiming excusable failure or delay to perform this Contract. The affected Party shall notify the other Party that the delivery date of Products exported overseas is determined by the customs clearance time and logistics speed at home abroad. Under all the conditions of force majeure, the Seller will not be responsible for the delay and failure of delivery or any problems relating to the quality of the Products. Notwithstanding the foregoing, a force majeure event shall not provide means to delay any payment by the Buyer.

17. APPLICABLE LAW AND DISPUTE RESOLUTION

17.1 Governing Law. This Contract shall be governed by and construed in accordance with the laws of Singapore excluding conflict of laws provisions which may direct the application of another jurisdiction’s laws.

17.2 Dispute Resolution. Any disputes arising from or in connection with this Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 17. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitral award shall be final and binding upon both Parties.

17.3 Class Action Waiver. Any dispute-resolution proceeding must be brought in the Parties’ individual capacities, and not as a plaintiff or class member in any purported class, collective, representative, multiple plaintiff, or similar proceeding (“Class Action”). The Parties expressly waive any ability to maintain any Class Action in any forum. Unless the Parties later otherwise agree, the arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

18. ATTORNEYS’ FEES AND COSTS

In the event of litigation, arbitration or any other action or proceeding between the Parties to interpret or enforce this Contract or any part thereof or otherwise arising out of or relating to this Contract, the Prevailing Party in any dispute shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants, consultants, and expert witnesses incurred by such party in connection with any such action or proceeding from the other party. For the purposes of this Agreement, the “Prevailing Party” means the Party in whose favor a(n) arbitral award, judgment, decree, or final order is rendered, and also means the Party obtaining substantially the relief sought, whether by compromise, settlement, or judgment.

If either Party fails to comply with the provisions of Section 16 to initiate the dispute resolution procedure, it shall indemnify the other party for the legal costs incurred for the objection to jurisdiction and the correction of the judicial procedure.

19. CONFIDENTIALITY

19.1 Either Party shall keep any and all Confidential Information obtained from the other Party, as well as this cooperation and the specific content of this Contract in strict confidence. For the purpose of this Contract, “Confidential Information” shall mean any and all information (whether in oral, written or electronic form) including technical or other information imparted in confidence or disclosed by one Party to the other or otherwise obtained by one Party relating to the other’s business, finance or technology, know-how, trade secrets, intellectual property, assets, strategy, Products and customers, including without limitation information relating to management, financial, marketing, technical and other arrangements or operations of any person, firm, or organization associated with that Party.

19.2 Either Party shall not use such Confidential Information for any purpose other than that specified herein nor disclose such information to any company or individual other than the Seller or the Buyer, unless agreed by the other Party. Either Party shall only disclose the Confidential Information to its Representatives (i) who need to know the Confidential Information for the purpose of the performance of the Contract, and (ii) who are bound by confidentiality obligations at least as restrictive as those contained herein. For the purpose of this Contract, “Representative” means any Affiliates, directors, officers, financier and prospective financier, employees, agents and advisors.

19.3 However, such Confidential Information may be disclosed as required by laws and regulations, listing rules, judicial organs, regulatory agencies, or as otherwise provided herein. This Section 18 shall survive the termination, suspension, invalidation or invalidity of this Contract or any sections herein, and remain binding on both Parties.

20. PERSONAL DATA

For the purpose of this Contract, “Personal Data” includes but not limited to the Buyer’s name and identification information, contact information such as the Buyer’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

The Seller generally does not collect the Buyer’s personal data unless (a) it is provided to the Seller voluntarily by the Buyer directly or via a third party who has been duly authorized by the Buyer to disclose the Buyer’s personal data to the Seller (the Buyer’s “authorized representative”) after (i) the Buyer (or the Buyer’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Buyer (or the Buyer’s authorized representative) has provided written consent to the collection and usage of the Buyer’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. The Seller shall seek the Buyer’s consent before collecting any additional personal data and before using the Buyer’s personal data for a purpose which has not been notified to the Buyer (except where permitted or authorized by law).

21. MISCELLANEOUS.

21.1 Survival. This Section 20 shall survive any termination, suspension, invalidation or invalidity of this Contract or any sections herein, and shall continue to remain binding on both Parties regardless of any termination, suspension or invalidation. Subject to the limitations and other provisions of this Contract, the representations and warranties of the Parties contained herein shall survive the termination of this Contract for a period of [12] months after such termination.

21.2 Entire Agreement. This Contract shall constitute the entire agreement of both Parties and supersede all prior and contemporaneous, whether oral or written, agreements, commitments and understandings with respect to the transaction hereof.

21.3 Severability. If any provision of this Contract is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and the remaining provisions will remain in full force and effect.

21.4 Amendment and Modification. No amendment to or modification of this Contract is effective unless it is in writing and signed by each Party.

21.5 Assignment. The Seller may freely assign or transfer any of its rights, benefits or delegate any of its obligations under this Contract in whole or in part to its Affiliates or to any third party. The Buyer may not assign or transfer any of its rights, benefits, or delegate any of its obligations under this Contract in whole or in part without the Seller’s prior written consent. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Contract.

21.6 Successors and Assigns. This Contract shall be binding upon and inure to the benefit of each Party to this Contract and its successors and permitted assigns.

21.7 Waiver. Failure or delay in exercising any right, remedy, power, or privilege or in enforcing any provision of this Contract, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Contract or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

21.8 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Contract.

21.9 Notice. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered to the designated recipient(s) below or personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid) or electronic mail to below address. Except as otherwise provided in this Contract, a Notice is effective only (i) if sent by delivery in person, on the same day of the delivery; (ii) if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and (iii) if sent by electronic mail, at the entrance of the related electronic mail into the recipient’s electronic mail server.

Notice to Seller:

Address: 1999 S. Bascom Ave. Suite 753 Campbell, CA 95008

E-mail: zhangning@canaan-creative.com

Attention: Ning Zhang

Notice to Buyer:

Address: FLAT/RM 02-3 15/F CONNAUGHT COMMERCIAL BUILDING 185 WANCHAI ROAD WANCHAI HK

E-mail: b.zhu@agmprime.com

Attention: Bo Zhu

21.10 Headings. The headings in this Contract are for reference only and do not affect the interpretation of this Contract.

21.11 Counterparts. This Contract may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Contract.

21.12 Appendix A, Appendix B, Appendix C and Appendix D constitute an integral part of this Contract and the Parties shall abide by the provisions thereof.

(Signature Page Follows)

(Signature Page to this SALES AND PURCHASE CONTRACT)

SELLER: [Canaan Creative Global Pte Ltd.]		BUYER: [AGM Technology Limited ]

By:	/s/ Nangeng Zhang	By:	/s/ Bo Zhu
Name:	Nangeng Zhang	Name:	Bo Zhu
Title:	CEO	Title:	CEO
Date:		Date:

Appendix A: Declaration for Integrity

As the loyal customer of the Seller, the Buyer would like to work together with the Seller to prevent, deter and eliminate illegal actions, including but not limited to commercial bribery.

The Buyer hereby warrants that:

1. The Buyer shall take reasonable measures to prohibit itself and/or its employees, officers, directors, advisors, agents or representatives (collectively, “Agents”) offering, paying, promising to pay, giving or authorizing payment of money, gifts, or anything of value (other than reasonable and customary business souvenir, meal and entertainment proven acceptable under the applicable laws. For instance, any souvenir that is priced over $[20] is deemed inappropriate and unacceptable).

2. If the Buyer engages in, or permits its Agents to engage in any of the aforesaid actions, the Seller is entitled to terminate the cooperation with the Buyer and the Contract entered into by the Parties. Moreover, the Buyer shall be liable for all losses, damages, costs, legal fees, penalties and all other expenses caused to the Seller due to its breach hereof.

3. If the Buyer and/or its Agents, directly or indirectly, conduct any act under Section 1 hereof to the Seller’s Agents and/or their families, the Buyer shall immediately notify the Seller; if the Buyer fails to do so, the above Section 2 may be applied.

4. If the Seller’s Agents ask for any improper business advantage from the Buyer and/or its Agents, the Buyer will notify the Seller immediately and coordinate with the Seller in all respects to deal with such Agents according to the laws. The Seller may terminate the cooperation with the Buyer permanently if the Buyer intentionally conceals such acts hereof.

Appendix B: Technical acceptance standards

The following custom parameters are:

1.	Device name: [A15 HydU 370T]

2.	Hashrate：the whole machine is stable at [370] TH/s ( [-5] %~ [+5] %) without overclocking

3.	Power Consumption：[7400] ([-10] %~ [10] %) @Wall-Plug

4.	Power Supply AC Input：[370-415] V

5.	Cooling method: [Hydro]

Appendix C: Trade Control Compliance Certificate

We [AGM Technology Limited] hereby acknowledge and undertake to fully comply with all applicable laws and regulations pertaining to export and import controls, as well as economic sanctions (“Trade Control Laws”) imposed by any relevant government authorities. We also provide assurance that we will not engage in any actions that would lead to the violation of any applicable Trade Control Laws by CANAAN or any of its affiliates.

We fully understand and accept that we are solely responsible for our actions, and we hereby agree to fully indemnify, defend, and hold harmless CANAAN and/or its affiliates from any and all claims, demands, actions, costs, or proceedings arising out of or related to any breach of Trade Control Laws committed by us or any third-party engaged by us.

Furthermore, we acknowledge that we shall not, under any circumstances, export, reexport, transfer, or otherwise release any products provided by CANAAN to the following destinations or for the following entities:

i)	Any destination prohibited by U.S. Trade Control Laws, including Cuba, Iran, Syria, North Korea, Russia, Belarus, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine (“Embargoed Jurisdictions”);

ii)	any individual or entity located, resident, or organized in any Embargoed Jurisdiction;

ii)	Any individual or entity listed in the U.S. Department of Commerce’s Denied Persons List, Entity List, or Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons Lists ("SDNs"), and any entity owned 50% or more, directly or indirectly, by any SDN; or the U.S. Department of State’s Debarred Persons List.

iii)	Any party engaged in the design, production, or use of military, nuclear, missile, or chemical & biological weapons activities or systems.

iv)	Any party targeted by economic sanctions imposed by the United Nations Security Council, the European Union, His Majesty's Treasury, or Singapore.

By signing this Trade Control Compliance Certificate, we affirm that we have read, understood, and agree to abide by the terms and conditions outlined herein. We are fully committed to ensuring that [AGM Technology Limited] remains in strict compliance with all applicable Trade Control Laws. This Certificate applies to any transaction and cooperation between [AGM Technology Limited] and CANAAN and constitutes an integral part of the entire agreement or purchase order now entered into or to be entered into in the future between [AGM Technology Limited] and CANAAN.

Print Name:	Bo Zhu
Signature:	/s/ Bo Zhu
Title:	CEO
Company Name: AGM Technology Limited
Date:

APPENDIX D

Seller grants to Buyer and/or its subsidiaries (collectively as “Buyer”), and Buyer accepts from Seller, an OPTION TO PURCHASE ADDITIONAL MINERS as set forth below:

Products:

(a)	an additional number of units of A15 Hydro Bitcoin Mining Machine,

(b)	an additional number of units of A15 Customized Hydro Hash Set, and/or

(c)	air-cooled Avalon A15 Series mining machines

Quantity:	The total number of products to be delivered under this option shall not exceed the number of units of products estimated to deploy 300 MW of electricity (approximately 30,000 units by estimation, in the case of A15 hydro Bitcoin mining machines (after overclocking 10,000 Watts per machine). Such miners may be purchased pursuant to one or more purchase orders prior to the expiration of the Option Term (as defined below), subject to the terms and conditions set forth in this Agreement.

Purchase Price:

A15 Hydro

The unit price for the A15 Hydro mining machines sold under this option shall not be lower than the currently quoted unit price and shall not exceed 10% above the unit price specified in this Contract.

A15 Air- cooled	The price of the air-cooled Avalon A15-194T mining machines shall not exceed the Manufacturer’s Suggested Retail Price $12.2/T (MSRP) quoted as of the Effective Date of this Contract.

A15 Customized Hydro Hash Set	RMB 34,619 per unit (VAT tax included)

If Seller is selling a more efficient miner model than the Products, the Buyer may choose to purchase the more efficient model instead, at a favorable price agreed by both parties. Upon such substitution, such substitute products shall be deemed to be “Products” for the purpose of this Appendix D.

Trade Term：	[EXW Langfang,China or FOB China]

Option Term:	Buyer shall be permitted to exercise the Option (the “Option Term”) from the Effective Date of this Contract until 31 December 2025 (the “Expiration Date”). On or before the Expiration Date, the Buyer may elect to exercise, in whole or in part, the option by providing a written notice via the email to the email address: [zhangning@canaan- creative.com and wangliang02@canaan- creative.com]. In the event that the Buyer chooses to exercise the option multiple times, the terms specified in this Appendix D will govern each such exercise (each such exercise, an “Exercise”); provided that the total number of products required to be delivered under the option shall not exceed the Quantity. Any Products that are part of an Exercise shall be delivered within six (6) months of the date of such Exercise or as stipulated in subsequent sales and purchase contracts subjected to available shipping schedules. With respect to the Option to Purchase, Buyer and Seller shall execute a separate sales and purchase contract on the terms set forth in this Contract, except as specified in this Appendix D.

Consideration:	Upon Buyer’s written notice to exercise this option, Buyer shall pay 10% of the total purchase price of the units purchased under this option within fifteen (15) calendar days. Any contract entered into with respect to any Exercise shall not include an additional option to purchase unless mutually agreed between Buyer and Seller.